CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 5 to the Registration Statement on Form N-4 (333-220167) of Separate Account No. 70 of AXA Equitable Life Insurance Company of (i) our report dated March 12, 2020 relating to the consolidated financial statements and financial statement schedules of AXA Equitable Life Insurance Company and (ii) our report dated April 20, 2020 (the “Report”) relating to the financial statements of each Variable Investment Option of Separate Account No. 70 of AXA Equitable Life Insurance Company listed in the Report, which appear in this Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, NC

April 23, 2020